Exhibit 21
PREFORMED LINE PRODUCTS COMPANY
SUBSIDIARIES
Domestic Subsidiaries:
Direct Power and Water Corporation
Albuquerque, New Mexico
Foreign Subsidiaries:
Australia
Preformed Line Products (Australia) Ltd.
Sydney, Australia
Brazil
PLP-Produtos Para Linhas Preformados Ltd.
Sao Paulo, Brazil
Canada
Preformed Line Products (Canada) Ltd.
Cambridge, Ontario, Canada
China
Beijing PLP Conductor Line Products Co., Ltd.
Beijing, China
Mexico
Preformados de Mexico S.A. de C.V.
Queretaro, Mexico
Poland
PLP-Belos SA
Beilsko-Biala, Poland
South Africa
Preformed Line Products (South Africa) Pty. Ltd.
Pietermaritzburg, Natal
Republic of South Africa
Spain
APRESA — PLP Spain, S. A.
Sevilla, Spain

Thailand
Preformed Line Products (Asia) Ltd.
Bangkok, Thailand
United Kingdom
Preformed Line Products (Great Britain) Ltd.
Andover, Hampshire, England